Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Plan Administrator
Publix Super Markets, Inc.
401(k) SMART Plan:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated June 29, 2017, with respect to the statements of net assets available for plan benefits of the Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of the Publix Super Markets, Inc. 401(k) SMART Plan.

/s/ KPMG LLP
June 29, 2017
Tampa, Florida
Certified Public Accountants

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